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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                              I-Sector Corporation
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             (Exact name of registrant as specified in its charter)

               Delaware                                  76-0515249
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)

     6401 Southwest Freeway
             Houston, TX                                         77074
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(Address of principal executive offices)                      (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:


Title of each class to be so registered      Name of each exchange on which each
                                             class is to be registered

    Common Stock,  $.01 par value                 American Stock Exchange


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
__________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The Registrant's authorized capital stock consists of 15,000,00 shares of common stock, $.01 par value (the "Common Stock"), and 5,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock"). Each holder of record of Common Stock is entitled to one vote for each outstanding share of Common Stock owned by such holder. Holders of Common Stock have no preemptive, subscription, redemption, or conversion rights. Holders of Common Stock are entitled to receive dividends, subject to the senior rights of preferred stockholders, if any, when, as and if declared by the Board and to share ratably in the event of the liquidation, dissolution or winding up of the Registrant.




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         The Board of the Registrant, without any action by the stockholders of the Registrant, is authorized to issue up to 5,000,000 shares of Preferred Stock in one or more series and to determine the voting rights (including the right to vote as a series on particular matters), preferences as to dividends and in liquidation and the conversion and other rights of each such series. As of December 23, 2003, the Registrant has no issued or outstanding shares of Preferred Stock.

         Although the Board has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, provide for a liquidation preference over the Common Stock or impede the completion of a merger, tender offer, or takeover attempt. The Board, in so acting, could issue Preferred Stock having terms that discourage an acquisition attempt through which an acquiror may be otherwise able to change the composition of the Board, including a tender or exchange offer or other transaction that some, or a majority, of the Registrant's shareholders might believe to be in their best interest.

CERTAIN ANTI-TAKEOVER PROVISIONS

         The Registrant's Certificate of Incorporation and Bylaws contain a number of provisions that could make its acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. These provisions are summarized below.

         Removal of Directors. The Registrant's Certificate of Incorporation provides that its directors may only be removed for cause and only by the affirmative vote of the holders of two-thirds or more of the voting power of all of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. For purposes of director removal, cause means conviction of a felony involving moral turpitude, proof beyond a reasonable doubt that a director has committed grossly negligent or willful misconduct resulting in a material detriment or commission of a material breach of fiduciary duty to the company resulting in a material detriment.

         Advance Notice Provisions for Certain Stockholder Actions. The Registrant's Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board or a committee thereof, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders. The advance notice procedures generally require that a stockholder give prior written notice, in proper form, to the Registrant's Secretary; the requirements as to the form and timing of such notices are specified in the Bylaws. If it is determined that such advance notice procedures were not complied with, a nomination could be precluded or certain business may not be conducted at the meeting.

         Although the Registrant's Bylaws do not give the Board the power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the Bylaws may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed, or discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control, even if the conduct of such solicitation or such attempt might be beneficial to its stockholders.

         No Stockholder Action by Written Consent; Special Meetings. The Registrant's Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. Its Certificate of Incorporation and Bylaws provide that special meetings of stockholders can be called only by the Chairman of the Board, the Chief Executive Officer, the President or the Board by the written order of a majority of directors, or upon a written request of stockholders owning two-thirds or more of the Registrant's issued and outstanding capital stock and entitled to vote, stating the purpose of such meeting and delivered to the Chairman of the Board, Chief Executive Officer, the President or the Secretary. Accordingly, holders of a significant percentage of the Registrant's outstanding capital stock may not be able to request a special meeting of stockholders.

         Amendment of Certain Provisions of the Certificate of Incorporation and Bylaws. Under the Delaware General Corporation Law, the stockholders have the right to adopt, amend or repeal the Registrant's Bylaws and with the approval of the Board, the Certificate of Incorporation. The Registrant's Certificate of Incorporation provides that the affirmative vote of at least two-thirds of the voting power of the then outstanding shares of voting






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stock, voting together as a single class and in addition to any other vote required by its Certificate of Incorporation or Bylaws, is required to amend provisions of the Certificate of Incorporation or Bylaws relating to:

         o        the prohibition of stockholder action without a meeting;

         o        the restriction of stockholders calling a special meeting;

         o        the number, election and term of directors; or

         o        the removal of directors.

         The vote of a majority of the voting power of the then outstanding shares of voting stock is required to amend all other provisions of the Registrant's Certificate of Incorporation. Its Certificate of Incorporation further provides that its Bylaws may otherwise be amended by the Board or by the affirmative vote of at least a majority of the voting power of the then outstanding shares of its voting stock, voting together as a single class. These supermajority voting requirements will have the effect of making more difficult any amendment by the stockholders of the Bylaws or the provisions of the Certificate of Incorporation described above.

         Anti-Takeover Legislation. As a Delaware corporation, the Registrant is subject to Section 203 of the Delaware General Corporation Law. In general,
Section 203 prohibits a corporation from engaging in a "business combination" (as defined therein) with an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) for three years following the time such person became an interested stockholder unless:

         o before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

         o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

         o following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of the stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

         Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

ITEM 2. EXHIBITS.

The following exhibits are filed as part of this registration statement:

         3.1      Certificate of Incorporation of the Registrant (1)

         3.2      Amendment to the Certificate of Incorporation (1)





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      *  3.3      Amendment to the Certificate of Incorporation

      *  3.4      Amendment to the Certificate of Incorporation

         3.5      Amended and Restated By-Laws of the Registrant (1)

         4.1      Specimen Stock Certificate for Registrant's Common Stock (1)

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* Filed herewith

(1) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (SEC File No. 333-09789)




                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant) I-Sector Corporation
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Date December 23, 2003
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By   /s/ James H. Long
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         James H. Long
         President, Chief Executive Officer, and Chairman of the Board



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                               INDEX TO EXHIBITS

       EXHIBIT
       NUMBER                         DESCRIPTION
       -------                        -----------

         3.1      Certificate of Incorporation of the Registrant (1)

         3.2      Amendment to the Certificate of Incorporation (1)

      *  3.3      Amendment to the Certificate of Incorporation

      *  3.4      Amendment to the Certificate of Incorporation

         3.5      Amended and Restated By-Laws of the Registrant (1)

         4.1      Specimen Stock Certificate for Registrant's Common Stock (1)

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* Filed herewith

(1) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (SEC File No. 333-09789)